AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment No. 1”) made effectively as of the ___ day of July, 2008 by and between Aeroflex Incorporated, a Delaware corporation ( together with its successors and assigns, the ACompany@) and Charles Badlato (hereinafter the AEmployee@).

W I T N E S S E T H:

WHEREAS, the Company and Employee entered into an Employment Agreement dated November 6, 2003 (hereinafter the AEmployment Agreement@); and

WHEREAS, the initial Term of Employment per the Employment Agreement was to be three years commencing on November 6, 2003 and terminating on the third anniversary thereof, but otherwise, per the terms of the Employment Agreement, was continued for successive one year periods thereafer; and

WHEREAS the Company and the Employee desire to modify the Employment Agreement, as amended, as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 7 shall be amended and restated to read as follows:

(a) The Employee shall participate in all employee benefit plans and programs for which he is eligible and which are made available to the Company's executive officers and other employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension and other retirement plan, profit-sharing plans, savings and similar plans, group life insurance, accidental death and dismemberment insurance, travel accident insurance, hospitalization insurance, surgical insurance, medical insurance, dental insurance, short-term and long-term disability insurance, sick leave (including salary continuation arrangements), vacations, holidays and any other employee benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the foregoing types of plans, whether funded or unfunded.

(b) Retirement Benefit

(i) A “Change of Control” having occurred on August 15, 2007, (the “Change of Control Date”), if the Employee’s employment is terminated for any reason prior to August 15, 2008 (the “Determination Date”), the Employee shall be entitled to the benefits provided under the Aeroflex Incorporated Supplemental Executive Retirement Plan, as amended and restated (the “SERP”), payable in a lump sum payment equal to the then present value of the Employee’s lifetime benefit under, and calculated pursuant to Section 3.4 of, the SERP; provided, however, that, per the Third Amendment of the SERP, as of August 31, 2007, the Employee’s accrued benefit under the SERP shall be frozen as therein provided (i. e., per Sections 1.9 and 1.12 of the SERP, respectively, as amended, only Final Average Pay (including annual bonuses earned for fiscal 2007) and Service shall be taken into account in computing the Employee’s benefit under the SERP).

(ii) Provided that the Employee remains and is employed until and on the Determination Date, the Employee shall receive a payment in the amount of $2,968,833 (the “Benefit Payment”) in full consideration and settlement of any benefits to which the Employee otherwise would be entitled under the SERP, payable upon the earliest to occur of: (x) the termination of the Employee’s employment for any reason, (y) a Change of Control, or (z) January 5, 2009, and increased from the Change of Control Date through the date of payment by interest at the rate of 6%, compounded annually.

(iii) Except as otherwise may be required by Section 3.4 of the SERP and the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, any payments to be made under this Section 7(b) shall be paid no later than the 90th day following the applicable triggering event.

2. Section 8 (a) shall be amended and restated to read as follows:

(a) General. Except as otherwise provided in this Agreement, in the event of termination of the Employee's employment under this Agreement, he, his dependents or his Beneficiary, as may be the case, shall be entitled to receive benefits under the Company's employee benefit plans and the Retirement Benefit described, respectively, in Sections 7 (a) and 7 (b) above, in accordance with the applicable terms and conditions of each plan or as otherwise provided, and reimbursement of any business expenses incurred by the Employee but not yet paid to him.

3. Except as specifically provided in this Amendment No.1, the Employment Agreement in all other respects is hereby ratified and confirmed without amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

AEROFLEX INCORPORATED

By:	/s/ Leonard Borow
Leonard Borow President and Chief Executive Officer

/s/ Charles Badlato
Charles Badlato